THE NEW HOME COMPANY INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN
1.    Purpose
The principal purposes of this Executive Incentive Compensation Plan (the “Plan”) are to assist The New Home Company Inc. and its subsidiaries (collectively, the “Company”) in attracting, motivating and retaining officers and other key employees who have significant responsibility for the growth and long-term success of the Company by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the applicable performance period.
2.    Administration of the Plan
The Plan shall be administered by the committee designated by the Board (the “Committee”), consisting of two or more members of the Board.
The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include, without limitation, the authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the time when awards will be granted, to establish the performance goals and other terms and conditions that are to apply to each award granted hereunder, to determine prior to the payment of any award whether objectives and conditions for earning awards have been met, to determine whether awards will be paid on a deferred basis, and to determine whether an award or payment of an award should be reduced or eliminated.
The Committee shall have full power and authority to administer and interpret the Plan and any award granted hereunder, and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person receiving an award under the Plan.
3.    Eligibility
Participants in this Plan shall consist of officers and other key employees of the Company as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.
4.    Awards
(a) Types of Awards. The Committee may grant awards to eligible officers and other key employees, subject to the terms and conditions set forth in the Plan. Under this Plan, officers and other key employees of the Company may be granted cash incentive award opportunities with respect to each performance period designated by the Committee, which may correspond to, or be longer or shorter than, the fiscal year of the Company, as the Committee shall determine in its sole discretion.
(b) Performance Targets. The Committee shall establish with respect to each performance period one or more performance goals for each participant or for any group of participants (or both). Such performance goals may include, without limitation, one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: the attainment by a share of Common Stock of a specified fair market value for a specified period of time; earnings per share; return on assets; return on equity; return on investments; return on invested capital; total stockholder return; earnings or net income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization; revenues; market share; cash flow or cost reduction goals; interest expense after taxes; economic value created; gross margin; operating margin; net cash provided by operations; and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing. The applicable performance measures may be applied on a pre- or post-tax basis. In the sole discretion of the Committee, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time.
(c) Adjustments. The Committee may provide for the performance targets or the manner in which performance will be measured against the performance targets to be adjusted in such manner as it deems appropriate, including, without limitation, any adjustments to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.
(d) Payment of Awards. Awards shall be payable in cash upon a determination by the Committee that the specified performance targets for the preceding performance period were achieved; provided, however, that such payment shall occur no later than the March 15th occurring immediately after the year in which the specified performance targets were achieved. Notwithstanding the foregoing, a participant may elect to defer all or a portion of any award otherwise payable in accordance with this section, if permitted pursuant to a deferred compensation plan adopted by, or an agreement entered into with, the Company, provided that such deferral complies with Section 409A of the Internal Revenue Code of 1986, as amended.

5.    Miscellaneous Provisions
(a) Guidelines. The Committee may adopt from time to time written policies for its implementation of the Plan.
(b) Delegation of Administrative Authority. The Committee, as it deems necessary, may delegate its responsibilities for administering the Plan to Company executives.
(c) Restriction on Transfer. No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.
(d) Other Plans. The adoption of the Plan shall not be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.
(e) Withholding. The Company shall have the right to withhold from the payment of any amount pursuant to an award made hereunder any Federal, state, local or other taxes which may be required to be withheld in connection with such award.
(f) No Rights to Awards. Except as set forth herein, no Company employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.
(g) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any award or to any participant receiving an award.
(h) Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.
(i) Governing Law. The Plan and all rights and awards hereunder shall be construed in accordance with and governed by the laws of the state of California.
6.    Effective Date, Amendments and Termination
(a) Effective Date. The Plan shall become effective on January 30, 2014.
(b) Amendments. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation.

(c) Termination. The Plan shall continue in effect until terminated by the Board.